PRESS RELEASE

China BAK Reports Fourth Quarter and Fiscal Year 2007 Financial Results

Shenzhen, China - December 13, 2007 - China BAK Battery, Inc. (“China BAK”, or “BAK”) (Nasdaq: CBAK), one of the largest lithium-ion battery cell manufacturers in the world, as measured by production output, today announced its financial results for the fourth quarter and fiscal year ended September 30, 2007 (“FY07”).

Recent Achievements and Highlights

•	Revenue increased by 48.5% from last quarter due to increased sales to China OEM customers;

•
Product mix further improved with higher-margin aluminum case cells now accounting for 60% of revenue; and sales of aluminum case cells and lithium polymer cells grew by 77.5% and 206.6% from last quarter, respectively;

•
Signed a non-binding Letter of Intent with Hewlett-Packard Company ("HP"), under which both parties will work together in a set time frame to reach a definitive agreement for BAK to supply lithium ion battery cells to HP; subsequently in the first quarter of fiscal 2008, our batteries have passed all safety, reliability and performance tests by HP designated battery pack manufacturers; and

•
We’re awarded “China Top Brand” by the General Administration of Quality Supervision, Inspection and Quarantine of the People's Republic of China, which is valid for three years. It further solidifies our product quality, awareness and our leading position in the industry in China. Those selected as "China Top Brand" are exempt from all kinds of quality checks conducted by different departments in different regions as well as customs inspections at exports. They are also automatically classified as priority products for protection against counterfeiting.

The Fourth Quarter of FY07 Financial Results

Net revenues for the fourth quarter of FY07 were $43.8 million, down 5.1% from $46.1 million in the same quarter of FY06, but up 48.5% from $29.5 million for the third quarter of FY07. Revenues from steel case cells were $7.0 million, up 32.8% from $5.3 million last quarter, and down 62.8% from $18.8 million in the same quarter of last year. Revenues from aluminum-case cells were $26.1 million, up 77.5% from $14.7 million last quarter and 63.3% from $16.0 million in the same period of last year.

In other products, revenues from battery packs were $3.6 million, down 19.9% from $4.5 million last quarter, but up 122.2% from $1.6 million in the same quarter of last year. Revenues from high-power lithium-ion cells were $3.2 million, up 0.4% from $3.1 million last quarter, and down 63.2% from $8.6 million in the same quarter of last year. Revenues from cylindrical cells, used in notebook computers, were $1.2 million, up 19.4% from last quarter and up 127.7% from the same quarter of last year. Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $2.7 million, up 206.6% from last quarter and up 328.3% from the same quarter of last year.

Gross profit for the fourth quarter of FY07 was $6.2 million, up 22.5% from $5.1 million last quarter and down 47.5% from $11.8 million in the same quarter of last year. Gross margin was 14.2%, compared to 17.2% last quarter and 25.6% in the same quarter of last year. The decrease of gross margin was primarily due to increased cost of raw materials, especially lithium cobalt dioxide.

Operating expenses totaled $5.8 million or 13.2% of revenues, as compared to $6.5 million or 22.0% of revenues last quarter and $5.9 million or 12.9% of revenues in the same quarter of last year. Research and development expenses were $1.3 million or 2.9% of revenues, as compared to $1.1 million or 3.8% of revenues last quarter and $1.5 million or 3.3% of revenues in the same quarter of last year. Sales and marketing expenses were $1.4 million or 3.3% of revenues, as compared to $1.2 million, or 4.0% of revenues last quarter and $1.5 million or 3.3% of revenues in the same quarter of last year. General and administrative expenses were $3.1 million or 7.0% of revenues, as compared to $4.2 million or 14.2% of revenues last quarter and $2.9 million or 6.3% of revenues in the same quarter last year.

Operating income for the fourth quarter of FY07 was $0.4 million, as compared to operating loss of $1.4 million last quarter and operating income of $5.9 million in the same quarter of last year. Operating margin was 1.0%, as compared to negative 4.8% last quarter and 12.8% in the same quarter of last year.

Net loss was $0.8 million in the fourth quarter of FY07, as compared to net loss of $2.7 million last quarter and net income of $4.7 million in the same quarter of last year. Diluted earnings per share were negative $0.02 compared with negative $0.05 per diluted share last quarter and $0.41 per diluted share in the same quarter of last year.

FY07 Financial Results

For FY07, net revenues increased to $145.9 million as compared to $143.8 million for FY06, an increase of $2.1 million or 1.4%; gross profit was $25.6 million or 17.6% of net revenues, down 35.4% from $39.6 million or 27.6% of net revenues for FY06; and net income was $0.5 million as compared to $20.2 million for FY06.

The year to year reduction in gross profit and net income is due to a significant increase in the purchase cost of raw materials, especially lithium cobalt dioxide, and significantly increased depreciation charges with the completion of two new production lines in FY07. The completion of these production lines represents a major step in China BAK’s continued progress in transitioning from the Chinese secondary market to the international OEM market.

Financial Condition

At September 30, 2007, China BAK had $14.2 million in cash and a negative working capital of $7.0 million, reflecting a current ratio of 0.95:1. At quarter end total debt, including short-term bank loans, bills payable and long-term debt stood at $143.0 million and stockholders’ equity totaled $126.7 million. China BAK had $105.3 million available for borrowing under its credit facilities.

Business Outlook

“Looking ahead at fiscal 2008, we anticipate strong growth in sales of our cylindrical and polymer cells, and steady growth in our aluminum-case cells. Our reputation for high quality and product safety will continue to be a competitive advantage as we look forward to manufacturing more products for international tier-1 OEMs. We believe we can achieve revenue target of $210 million, which has been communicated to the investment community at various conferences,” commented Mr. Xiangqian Li, CEO of China BAK.

Conference Call

China BAK will host a conference call at 8:00 p.m. ET on Thursday, December 13, 2007, to discuss results for the fourth quarter of fiscal 2007 ended September 30, 2007. Joining Xiangqian Li, China BAK's President and Chief Executive Officer on the call will be Tony Shen, Chief Financial Officer and Dr. Huanyu Mao, Chief Operating Officer and Chief Technology Officer. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 482-0024. International callers should dial (617) 801-9702. The pass code for the call is 12789205. If you are unable to participate in the call at this time, a replay will be available on Friday, December 14, at 7:00 p.m. ET, through Friday, December 28, at 7:00 p.m. ET. To access the replay, please dial (888) 286-8010. International callers should dial (617)801-6888 and enter the conference ID number 73798676. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn. To listen to the live webcast, please go to the China BAK website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on China BAK's website for 90 days.

About China BAK Battery Inc.
China BAK Battery Inc. is one of the largest manufacturers of lithium-based battery cells in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers, cordless power tools and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices and PDAs (Personal Digital Assistants). China BAK Battery, Inc.'s 1.9 million square foot facilities are located in Shenzhen, PRC, and have been recently expanded to produce new products. China BAK Battery, Inc. is the largest manufacturer of lithium-ion battery cells for China's cellular phone replacement battery market.

Safe Harbor Statement
This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as well as China BAK’s Quarterly Reports on Form 10-Q for FY07, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK's actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

-Financial Tables Follow-

China BAK Battery Inc. and subsidiaries
Consolidated Statements of Operations and Comprehensive Income
For the Three Months and Fiscal Years Ended September 30, 2006 and 2007
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Years Ended September 30,
	2006	2007	2006	2007
	(unaudited)	(unaudited)

Net Revenues	$46,108	$43,772	$143,829	$145,861
Cost of revenues	(34,292)	(37,571)	(104,196)	(120,255)
Gross profit	11,816	6,201	39,633	25,606
Operating expenses:
Research and development costs	(1,499)	(1,274)	(2,935)	(3,957)
Sales and marketing expenses	(1,512)	(1,424)	(5,055)	(4,696)
General and administrative expenses	(2,921)	(3,070)	(9,071)	(12,372)
Total operating expenses	(5,932)	(5,768)	(17,061)	(21,025)
Operating income	5,884	433	22,572	4,581
Finance costs, net	(895)	(2,089)	(1,888)	(5,225)
Gain on trading securities	-	-	279	-
Government grant income	-	1,035	-	1,034
Other expenses	(166)	(706)	(205)	(103)
Income / (loss) before income taxes	4,823	(1,327)	20,758	287
Income taxes (expenses) / benefit	(81)	477	(593)	196
Net income / (loss)	$4,742	$(850)	$20,165	$483
Other comprehensive income / (loss)	1,193	1,800	2,443	6,436
- Foreign currency translation adjustment
Comprehensive income	$5,935	$950	$22,608	$6,919
Net income / (loss) per share:
Basic	$0.10	$(0.02)	$0.41	$0.01
Diluted	$0.10	$(0.02)	$0.41	$0.01
Weighted average shares outstanding:
Basic	48,879	49,245	48,880	48,979
Diluted	49,076	49,245	48,913	49,442

China BAK Battery Inc. and subsidiaries
Consolidated Balance Sheets
As of September 30, 2006 and 2007
(Amounts in thousands)

	As of September 30
	2006	2007
Assets
Current assets
Cash and cash equivalents	$21,100	$14,197
Pledged deposits	12,972	4,595
Trade accounts receivable, net	64,332	63,151
Inventories	47,389	59,827
Deferred tax assets	-	503
Prepayments and other receivables	1,134	1,656
Total current assets	146,927	143,929

Property, plant and equipment, net	109,406	145,123
Lease prepayments, net	3,161	17,884
Intangible assets, net	75	121
Deferred tax assets	86	172
Total assets	$259,655	$307,229

Liabilities
Current liabilities
Short-term bank loans	$67,900	$89,871
Accounts and bills payable	48,316	45,589
Accrued expenses and other payables	25,881	15,466
Share-based payment liabilities	3,625	-
Total current liabilities	145,722	150,926
Long-term bank loans	-	29,291
Deferred tax liabilities	305	280
Total liabilities	146,027	180,497
Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 48,885,896 and 49,250,853 issued and outstanding as of September 30, 2006 and 2007	49	49
Additional paid-in-capital	68,127	74,311
Statutory reserves	5,792	6,427
Retained earnings	36,212	36,060
Accumulated other comprehensive income	3,448	9,885
Total shareholders’ equity	113,628	126,732
Total liabilities and shareholders’ equity	$259,655	$307,229

China BAK Battery Inc. and subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended September 30, 2006 and 2007
(Amounts in thousands, except per share data)

	Years Ended September 30,
	2006	2007

Cash flow from operating activities
Net income	$20,165	$483
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	5,816	8,912
Provision for / (recovery of) doubtful debts	(556)	1,825
Provision for obsolete inventories	-	1,639
Share-based compensation	4,336	2,559
Deferred income taxes	73	(610)

Changes in operating assets and liabilities:
Trade accounts receivable	(19,938)	2,617
Inventories	(25,693)	(11,307)
Prepayments and other receivables	456	(219)
Accounts and bills payable	4,274	(3,038)
Accrued expenses and other payables	5,382	124
Net cash provided by / (used in) operating activities	$(5,685)	$2,985

Cash flow from investing activities
Purchases property, plant and equipment	(41,382)	(48,793)
Addition in lease prepayment	-	(17,042)
Purchases of intangible assets	(34)	(60)
Net cash used in investing activities	$(41,416)	$(65,895)

Cash flow from financing activities
Proceeds from borrowings	99,036	157,532
Repayment of borrowings	(70,681)	(111,115)
Decrease in pledged deposits	6,420	8,827
Amounts received from related parties	272	-
Net cash provided by financing activities	$35,047	$55,244

Effect of exchange rate changes on cash and cash equivalents	98	763
Net decrease in cash and cash equivalents	(11,956)	(6,903)
Cash and cash equivalents at the beginning of year	33,056	21,100
Cash and cash equivalents at the end of year	$21,100	$14,197